Exhibit 10.24

CONSULTING AGREEMENT

THIS IS A CONSULTING AGREEMENT (“Agreement”) effective as of March 14, 2012 by and between Supernus Pharmaceuticals, Inc., having its principal place of business in Rockville, Maryland (“Supernus”), and Paolo Baroldi having an address at 10616 Morning Field Drive, Potomac, Maryland (“Consultant”).

WHEREAS, Consultant has been an executive officer of Supernus since 2009; and

WHEREAS, the Consultant has resigned from his current position at Supernus and terminated his  employment relationship effective as of March 13, 2012; and

WHEREAS, Supernus desires to engage Consultant to perform certain professional services as hereinafter defined for the period specified; and

WHEREAS, Consultant is willing and able to provide such consulting services to Supernus.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises set forth below, Supernus and Consultant hereby agree as follows:

1.                      Consulting Services.   Supernus hereby retains the Consultant to provide professional services in the areas of clinical development, medical affairs and regulatory matters as requested from time to time by Supernus during the Term of this Agreement (“Consulting Services”).

2.                      Stock Options.  Consultant holds certain stock options granted to him by Supernus during the course of his employment, of which options to purchase 213,750 shares of Common Stock are vested and exercisable as of March 13, 2012 (the “Vested Options”).   All options that are not Vested Options shall terminate at the close of business on March 13, 2012 and Consultant shall not be entitled to any additional vesting during the Term of this Agreement.

3.                      Term, Extension, Termination of Agreement.   The consulting period shall extend from March 14, 2012 through and including September 12, 2012 (the “Term”) unless sooner terminated as provided herein.  Supernus and Consultant may mutually agree in writing to extend the Term following its expiration.

Either party may terminate this Agreement upon thirty (30) days prior written notice (“Notice”).  Consultant shall not be liable to provide the Consulting Services beyond such thirty (30) day notice period.  Consultant shall not be liable or otherwise responsible for, or be required to reimburse or otherwise make payment to Supernus of, fees associated with Consulting Services paid prior to termination of the Agreement pursuant to this paragraph.

Notwithstanding anything else in this Section 3, this Agreement shall terminate automatically upon the death or disability of Consultant.  “Disability” means the inability of Consultant to perform the material aspects of the Consulting Services for a period of thirty (30) days due to a physical or mental condition.  Supernus shall not have any right to recover from Consultant or receive reimbursement of fees paid or payable to Consultant prior to termination of the Agreement pursuant to this paragraph.

4.                                       Reporting.  Consultant shall furnish periodic written reports relating to the status of the Consulting Services at such intervals, in such form and containing such detail, as Supernus shall require.

5.                                       Confidential Information.  Supernus considers all information acquired by Consultant in conjunction with the performance of the Consulting Services, including all information gathered, prepared or transmitted in any way during the term of this Agreement by either party, to be confidential information to Supernus .  Such confidential information shall include, but not be limited to, plans for future developments, and information about costs, customers, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not available to the public or in the public domain (hereinafter referred to as “Confidential Information”).  Except as otherwise required for performance of the Consulting Services, Consultant shall not disclose Confidential Information to third parties either during or after the Consulting Term (or any extension thereof).  For purposes of this Agreement, Confidential Information shall not include, and the obligations of confidentiality and nondisclosure shall not apply to, information that:  (i) is already or becomes publicly available through no fault of Consultant; (ii) is disclosed to Consultant by a third party, unless Consultant has knowledge that the third party is not authorized to disclose such or has knowledge that such information is confidential; (iii) is already known to Consultant, as shown by his prior written records, and not subject to confidentiality; or (iv) is required by law, regulation or order of a governmental authority, court or other tribunal to be disclosed.

Consultant will use Confidential Information furnished by Supernus only for the purpose of fulfilling the obligations under this Agreement, and not for his/her own benefit.  Upon expiration or termination of this Agreement, Consultant shall promptly return to Supernus (i) all Confidential Information in his possession, as well as all documents and materials that contain such Confidential Information, and (ii) all other documents, materials and other property belonging to Supernus that are in the possession or under the control of Consultant.

All obligations set forth in this Section 5 will survive, without limitation, the expiration or termination of this Agreement.  Consultant acknowledges that in the event of his/her breach or threat of breach of this Section 5, Supernus, in addition to other legal remedies that may be available to it, shall be entitled to appropriate injunctive relief or other equitable relief in order to enforce or prevent any such violation.

6.                                       Non-Solicitation.  During the term of this Agreement, and for a period of two years thereafter, Consultant shall not, without prior written approval of the chief executive officer of Supernus, directly or indirectly through any other person, firm or corporation, whether individually or in conjunction with any other person, or as an employee, agent, representative, partner or holder of any interest in any other person, firm, corporation or other association:

Solicit, entice or induce any person who presently is or at any time during the term hereof shall be an employee of Supernus to become employed by any other person, firm or corporation, and Consultant shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person.

In the event of any breach or violation of any restriction contained in this Section, the period specified therein shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

7.                                       Consulting fees and expenses.   During the Term and except as stated below in this paragraph, Consultant will provide the Consulting Services and Supernus shall pay Consultant for such services at the rate of $300 per hour for time spent; provided that (i) to the extent Consultant travels at the request of Supernus in connection with rendering services under this Agreement, then the travel time shall be accounted for as 50% of actual service time and (ii) the maximum hours per month that Consultant will spend rendering services under this Agreement will be 60. In addition, in case the Consulting Services entail Consultant being accessible on a 24/7 basis to the Clinical Investigators and the Contract Research Organization’s Safety Officer to respond in the event any safety issue arises during the Term, Supernus will pay Consultant $2,000 per month. Consultant shall be responsible for all ordinary and reasonable expenses, which he may incur in connection with rendering services under this Agreement.  Supernus agrees, however, to reimburse Consultant for all reasonable and necessary travel and material expenses previously approved in writing by Supernus.

8.                                       Taxes.  Consultant shall assume full responsibility for payment of federal, state and local taxes, contributions required under Social Security and any other taxes imposed with respect to his receipt of compensation and commissions hereunder.

9.                                       Consultant’s Service Obligation. Performance of Services for Others.  Consultant’s service obligation hereunder is to use its best efforts and skills to perform the Consulting Services.  Consultant shall determine, with reasonable input from Supernus, the general manner in which Consultant shall provide the Consulting Services, but in all other respects Consultant shall be free to structure its performance of the Consulting Services as it deems reasonable, and Supernus shall not control or direct the details, manner or means by which Consultant performs such services.

10.                                 Intellectual Property.   Any inventions, improvements, concepts, or ideas made or conceived by Consultant in connection with and during the performance of the Consulting Services hereunder shall be considered the sole and exclusive property of Supernus.  Any work performed by the Consultant under this Agreement shall be considered a Work Made for Hire as that phrase is defined by the United States Copyright laws and shall be owned by and for the express benefit of Supernus.  In the event it should be established that such work does not qualify as a Work Made for Hire, Consultant agrees to and does hereby assign to Supernus all of its right, title and interest in such work product including, but not limited to, all copyrights, patents, trademarks and other proprietary rights.  Both during the Term of this Agreement and thereafter, Consultant shall fully cooperate with Supernus in the protection and enforcement of any intellectual property rights that may derive as a result of the services performed by Consultant under the terms of this Agreement. This shall include executing, acknowledging and delivering to Supernus all documents or papers which may be necessary to enable Supernus to publish or protect said inventions, improvements, and ideas.

11.                                 Independent Contractor.  Supernus and Consultant mutually understand and agree that Consultant shall at all times be acting and performing as an independent contractor during his/her performance of the Consulting Services.  The parties hereto agree that no action or inaction of Consultant shall be construed to make or render Consultant the agent, employee or servant of Supernus.  Consultant specifically recognizes and agrees that he/she shall have no claim against Supernus hereunder for pension benefits, health, worker’s compensation, life or disability insurance coverages, vacation, holiday or sick pay or other benefits of any kind.

12.                                 Transition.   Consultant agrees to a minimum of 1 week transition of all Intellectual Property and status of all functions and operations to Supernus upon termination of this contract.

13.                                 Notices.  Any notice, request, demand or other communication made hereunder shall be deemed to have been given when delivered personally, when sent by overnight courier service (such as DHL or Federal Express) or when mailed by certified or registered mail, postage prepaid, to the party to whom it is to be delivered, sent or mailed at the following address (or such other address as the party shall designate by notice hereunder):

If to Consultant, to:	If to Supernus, to:

10616 Morning Field Drive	1550 East Gude Drive
Potomac, MD	Rockville, MD 20850
Attention: Paolo Baroldi	Attention: Jack Khattar

14.                                 Entire Agreement; Amendment.  This Agreement encompasses the entire agreement of the parties with respect to the subject matter hereof and there are no other related agreements or understandings, written or oral.  This Agreement may not be amended, modified or superseded except by a writing signed by both parties.

15.                                 Severability.  If any provision of this Agreement shall be determined to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the fullest extent of the law.  If any clause or provision of this Agreement is determined by a court to be unenforceable because of its duration or scope, the parties expressly agree that such court shall have the power to reduce the duration and/or restrict the scope of such clause or provision to the extent necessary to permit enforcement of such clause or provision in reduced or restricted form.

16.                                 Binding Effect.  This Agreement shall inure to the benefit of and be binding upon Supernus, Consultant and their respective heirs, executors, personal representatives, successors and assigns.

17.                                 Assignability.  Consultant agrees that the services to be provided by him/her under this Agreement are unique and constitute a personal obligation.  Consultant shall have no right to assign this Agreement or any of the rights or obligations inuring to or imposed upon him/her herein, and any attempted or purported assignment shall be null and void and of no effect.  Supernus may assign this Agreement with the consent of Consultant, which consent shall not be unreasonably withheld.

18.                                 Waiver.  Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof.  The failure of either party at any time to require performance of any provision of this Agreement shall not affect such party’s right at a later time to enforce such provision.  No consent or waiver by either party to any default or to any breach of a condition or term in this Agreement shall be deemed or construed to be a consent or waiver to any other default or breach.

19.                                 Resolution of Disputes — Jurisdiction.   For any action or proceeding arising out of or relating to this Agreement, Supernus and Consultant agree to submit to mandatory and final binding arbitration administered by the American Arbitration Association (“AAA”), except that the parties specifically agree that any request for temporary or preliminary injunctive relief shall be non-arbitrable, and instead will be addressed in court.

For purposes of such temporary or preliminary injunctive enforcement, Consultant hereby irrevocably and unconditionally submits to non-exclusive jurisdiction of the United States District Court for the State of Maryland, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Maryland, and waives any objection which Consultant may have to the laying of venue of any such suit, action or proceeding in any such court.  Consultant and Supernus waive the right to a jury trial in the event of any dispute which arises under this Agreement.

In furtherance of the mutual agreements in this paragraph, Consultant and Supernus specifically agree and acknowledge that any dispute under this Agreement will proceed with temporary and preliminary injunctive relief, if such relief is sought, exclusively in court, followed by a proceeding for permanent injunctive relief and/or damages in AAA arbitration.

20.                                 Remedies.   In the event that Consultant breaches, or Supernus reasonably believes that Consultant is about to breach, any of the covenants contained in this Agreement, Consultant agrees that Supernus will be entitled to injunctive relief.  Consultant recognizes that Supernus will suffer immediate and irreparable harm and that money damages alone will not be adequate to compensate Supernus or to protect and preserve the status quo.  Therefore, in addition to any and all other remedies Supernus may have under this Agreement, all of which are cumulative, Consultant hereby consents to the issuance of a temporary restraining order, with or without notice, and a preliminary or permanent injunction ordering:

(a) That Consultant immediately return to Supernus all Confidential Information as defined in this Agreement, in any form, whether original, copied, computerized, handwritten, or recreated, and that Consultant be enjoined and restrained from using or disclosing all said Confidential Information and records; and

(b) That, for a period of two years, commencing from the date any injunction is issued by a court pursuant to this Agreement, Consultant be enjoined from (i) soliciting, enticing or inducing any person, firm or corporation which presently is or at any time during the Term shall be a client or customer of Supernus to become a client or customer of any other person, firm or corporation that competes with the business of Supernus, or to otherwise discontinue, in whole or in part, its patronage and business relationship with Supernus , (ii) approaching any such person, firm or corporation for such purpose or authorizing, assisting, facilitating or knowingly approving the taking of such actions by any other person; and (iii) further, that Consultant be enjoined from accepting or doing business with any customer or client of Supernus whom Consultant has solicited in violation of this Agreement; and

(c) That, for a period of two years, commencing from the date any injunction is issued by a court pursuant to this Agreement, Consultant be enjoined from (i) soliciting, enticing, recruiting or inducing any person who presently is or at any time during the term of this Agreement shall be an employee, agent or representative of Supernus to become employed or retained by any other person, firm or corporation, and (ii) approaching any such employee or representative for such purpose or authorizing, assisting, facilitating or knowingly approving the taking of such actions by any other person.

Consultant further agrees and understands that the restraints set forth above shall apply to each and every client or customer of Supernus.  Consultant understands that the identity of some of Supernus’ clients sometimes may be ascertained from public sources or be discernible by competitors of Supernus.  Nonetheless, Consultant agrees that he will be acting as an agent and representative of Supernus and Consultant will be using Supernus’ assets and resources, and will be benefiting from Supernus’ goodwill, name recognition and reputation in regard to these customers and clients.

21.                                 Survival.   Anything herein to the contrary notwithstanding the provisions of Sections 5, 6, 9, 10, 18, 19 and 20 shall survive the termination of this Agreement or expiration of the Term and shall thereafter, as the case may be, be enforceable.

22.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law principles thereof.  Supernus and Consultant agree that any action related to or to enforce any term or provision of this Agreement shall be brought in the appropriate court located within the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Supernus Pharmaceuticals, Inc.

Signature:	/s/ Jack Khattar

Name:	Jack Khattar

Title:	President & CEO

Consultant

Signature:	/s/ Paolo Baroldi

Name:	Paolo Baroldi